PRIMERICA REPORTS FIRST QUARTER 2025 RESULTS

Life-licensed sales force increased to 152,167, up 7% year-over-year

Record Investment and Savings Products ("ISP") sales of $3.6 billion, up 28%

ISP client asset values up 6%, ending the quarter at $110 billion

Term Life net premiums grew 4%; adjusted direct premiums increased 5%

Net earnings per diluted share (EPS) of $5.05 increased 19% versus EPS from continuing operations in the prior year period; return on stockholders’ equity (ROE) of 30.0% versus ROE from continuing operations of 27.9% in the prior year period

Diluted adjusted operating earnings per share of $5.02 increased 20%; adjusted net operating income return on adjusted stockholders’ equity (ROAE) of 30.4% versus ROAE from continuing operations of 25.9% in the prior year period

Repurchased $118 million of common stock during the quarter;

declared dividend of $1.04 per share, payable on June 13, 2025

Duluth, GA, May 7, 2025 – Primerica, Inc. (NYSE: PRI) reported financial results for the quarter ended March 31, 2025. Total revenues were $804.8 million, an increase of 9% from the first quarter of 2024. Net income of $169.1 million increased 14% when compared to net income from continuing operations in the prior year period, while net earnings per diluted share of $5.05 increased 19% compared to net earnings per diluted share from continuing operations in the prior year period.

Adjusted operating revenues were $803.6 million, increasing 9% year-over-year. Adjusted net operating income totaled $168.1 million, reflecting 14% growth, while diluted adjusted operating earnings per share of $5.02 increased 20% compared to the first quarter of 2024.

The continued strength in distribution following a record year in 2024 underscores the appeal of Primerica’s entrepreneurial model. Results in the ISP segment were driven by strong product sales and higher client asset values due to favorable equity markets throughout most of 2024. The Term Life segment benefited from the stability of the Company’s large block of in-force term life insurance policies.

“Our results this quarter highlight the strength and consistency of our business. Momentum in our Investment and Savings Products segment, along with steady performance in our Term Life business, contributed to strong financial results this quarter,” said Glenn Williams, Chief Executive Officer of Primerica, Inc. “As economic uncertainty increases, we anticipate that our balanced business model and the personalized support provided to our clients by our independent sales force will demonstrate Primerica’s resilience as it has in uncertain times in the past.”

First Quarter Distribution & Segment Results

Distribution Results
	Q1 2025	Q1 2024	% Change
Life-Licensed Sales Force	152,167	142,855	7%
Recruits	100,867	110,710	(9)%
New Life-Licensed Representatives	12,339	12,949	(5)%
Life Insurance Policies Issued	86,415	86,587	*
Life Productivity (1)	0.19	0.20	*
Issued Term Life Face Amount ($ billions) (2)	$28.5	$28.7	*
ISP Product Sales ($ billions)	$3.6	$2.8	28%
Average Client Asset Values ($ billions)	$113.0	$99.5	14%
Closed U.S. Mortgage Volume ($ million brokered)	$93.5	$71.4	31%

(1)
Life productivity equals the average monthly policies issued divided by the average number of life insurance licensed representatives.
(2)
Includes face amount on issued term life policies, additional riders added to existing policies, and face increases under increasing benefit riders.

* Not calculated or less than 1%

Segment Results
	Q1 2025	Q1 2024	% Change
	($ in thousands)
Adjusted Operating Revenues:
Term Life Insurance	$457,841	$440,412	4%
Investment and Savings Products	290,812	243,716	19%
Corporate and Other Distributed Products (1)	54,903	50,654	8%
Total adjusted operating revenues (1)	$803,556	$734,782	9%

Adjusted Operating Income (Loss) Before Income Taxes:
Term Life Insurance	$146,785	$138,367	6%
Investment and Savings Products	81,271	65,562	24%
Corporate and Other Distributed Products (1)	(8,028)	(11,708)	(31)%
Total adjusted operating income before income taxes (1)	$220,028	$192,221	14%

(1)
See the Non-GAAP Financial Measures section and the Adjusted Operating Results reconciliation tables at the end of this release for additional information.

Life Insurance Licensed Sales Force

During the first quarter of 2025, the Company continued to attract individuals motivated by the opportunity to create a flexible career path while helping families achieve financial independence. The appeal of our business opportunity led to 100,867 new recruits and 12,339 newly licensed representatives during the first quarter of 2025. The size of the life-licensed sales force was up slightly from year end 2024 and increased 7% compared to March 31, 2024, for a total of 152,167 life-licensed representatives as of March 31, 2025.

Term Life Insurance

During the first quarter of 2025, the Company issued 86,415 new life insurance policies, consistent with the prior year period. Productivity was 0.19 policies per month per life-licensed representative, slightly below the historical range of 0.20 to 0.24 policies per representative. The Company believes that growing economic uncertainty and the ongoing impact of cost of living pressures on middle-income families may have impacted productivity.

First quarter Term Life revenues of $457.8 million increased 4% compared to the first quarter of 2024, driven by 5% growth in adjusted direct premiums. The benefits and claims ratio was 58.2%, generally consistent with the prior year period. The DAC amortization and insurance commissions ratio at 12.0% and the insurance expense ratio at 7.7% remained stable year-over-year. The Term Life operating margin was 22.1%, in line with the prior year period.

Investment and Savings Products

Total product sales during the first quarter of 2025 reached $3.6 billion, a 28% increase over the prior year period. Strong investor demand for mutual funds, annuities and managed accounts continued to drive growth in the ISP segment. Net inflows were $839 million compared to $274 million in the prior year period. Average asset values were up 14% year-over-year despite increasing market volatility during the first quarter of 2025.

Segment revenues were $290.8 million, up 19% year-over-year, while income before income taxes of $81.3 million increased 24%, largely driven by strong sales and higher average client asset values. Sales-based commissions and fees increased 25%, outpacing a 22% increase in revenue generating product sales, driven by strong variable annuities sales. Sales-based commission expenses remained largely consistent with revenue growth. Asset-based revenues increased 18%, outpacing the 14% increase in average client asset values due to a continued mix-shift toward managed accounts and Canadian mutual funds sold under the principal distributor model on which we earn higher asset-based fees. Operating expenses were $51.4 million, up 10% compared to the prior year period, primarily due to higher growth-related variable costs and investments in technology.

Corporate and Other Distributed Products

During the first quarter of 2025, the segment recorded a pre-tax adjusted operating loss of $8.0 million compared to a pre-tax adjusted operating loss of $11.7 million in the prior year period. Adjusted net investment income increased $3.2 million compared to the prior year period due to the continued growth of the invested asset portfolio. Operating expenses were consistent with the prior year period.

Taxes

The effective income tax rate remained largely consistent with the prior year period at 23.6% during the first quarter of 2025 compared to the effective income tax rate from continuing operations of 23.3% in the prior year period.

Capital

The Company repurchased 413,670 shares of common stock for $118 million during the first quarter of 2025 and the Board of Directors has approved a dividend of $1.04 per share, payable on June 13, 2025, to stockholders of record on May 22, 2025. Primerica Life Insurance Company’s statutory risk-based capital (RBC) ratio was estimated to be about 470% as of March 31, 2025.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company presents certain non-GAAP financial measures. Specifically, the Company presents adjusted direct premiums, other ceded premiums, adjusted operating revenues, adjusted operating income before income taxes, adjusted net operating income, diluted adjusted operating earnings per share and adjusted stockholders' equity.

Adjusted direct premiums and other ceded premiums are net of amounts ceded under coinsurance transactions that were executed concurrent with our initial public offering (the “IPO coinsurance transactions”) for all periods presented. We exclude amounts ceded under the IPO coinsurance transactions in measuring adjusted direct premiums and other ceded premiums to present meaningful comparisons of the actual premiums economically maintained by the Company. Amounts ceded under the IPO coinsurance transactions will continue to decline over time as policies terminate within this block of business.

Adjusted operating revenues, adjusted operating income before income taxes, adjusted net operating income and diluted adjusted operating earnings per share exclude the impact of investment gains (losses), including credit impairments, and fair value mark-to-market (“MTM”) investment adjustments for all periods presented. We exclude investment gains (losses), including credit impairments, and MTM investment adjustments in measuring these non-GAAP financial measures to eliminate period-over-period fluctuations that may obscure comparisons of operating results due to items such as the timing of recognizing gains (losses) and market pricing variations prior to an invested asset’s maturity or sale that are not directly associated with the Company’s insurance operations.

Adjusted net operating income and diluted adjusted operating earnings per share exclude the tax effect of pre-tax operating adjustments. We exclude these items from our non-GAAP financial measures as they represent the tax effect of pre-tax operating adjustments that will cause incomparability between period-over-period results.

Adjusted stockholders’ equity excludes the impact of net unrealized investment gains (losses) recorded in accumulated other comprehensive income (loss) for all periods presented. We exclude unrealized investment gains (losses) in measuring adjusted stockholders’ equity as unrealized gains (losses) from the Company’s available-for-sale securities are largely caused by market movements in interest rates and credit spreads that do not necessarily correlate with the cash flows we will ultimately realize when an available-for-sale security matures or is sold. Adjusted stockholders’ equity also excludes the difference in future policy benefits calculated using the current discount rate and future policy benefits calculated using the locked-in discount rate at contract issuance recognized in accumulated other comprehensive income (loss). We exclude the impact from the difference in the discount rate in measuring adjusted stockholders' equity as such difference is caused by market movements in interest rates that are not permanent and may not align with the cash flows we will ultimately incur when policy benefits are settled.

Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of the core ongoing business. These measures have limitations and users should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Reconciliations of GAAP to non-GAAP financial measures are attached to this release.

Earnings Webcast Information

Primerica will hold a webcast on Thursday, May 8, 2025, at 10:00 a.m. (ET), to discuss the quarter’s results. To access the webcast, go to https://investors.primerica.com at least 15 minutes prior to the event to register, download and install any necessary software. A replay of the call will be available for approximately 30 days. This release and a detailed financial supplement will be posted on Primerica’s website.

Forward-Looking Statements Except for historical information contained in this press release, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include, among others, our failure to continue to attract and license new recruits, retain independent sales representatives or license or maintain the licensing of independent sales representatives; laws or regulations that could apply to our distribution model, which could require us to modify our distribution structure; changes to the independent contractor status of sales representatives; our or independent sales representatives’ violation of or non-compliance with laws and regulations; litigation and regulatory investigations and actions concerning us or independent sales representatives; differences between our actual experience and our expectations regarding mortality, persistency, disability or insurance as reflected in the pricing for our insurance policies; changes in federal, state and provincial legislation or regulation that affects our insurance, investment product and mortgage businesses; our failure to meet regulatory capital ratios or other minimum capital and surplus requirements; a significant downgrade by a ratings organization; the failure of our reinsurers or reserve financing counterparties to perform their obligations; the failure of our investment products to remain competitive with other investment options or the loss of our relationship with one or more of the companies whose investment products we provide; heightened standards of conduct or more stringent licensing requirements for independent sales representatives; inadequate policies and procedures regarding suitability review of client transactions; revocation of our subsidiary’s status as a non-bank custodian; a significant change to or disruption in the mortgage lenders’ mortgage businesses or an inability of the mortgage lenders to satisfy their contractual obligations to us; changes in prevailing mortgage interest rates or U.S. monetary policies that affect mortgage interest rates; economic downcycles that impact our business, financial condition and results of operations; major public health pandemics, epidemics or outbreaks or other catastrophic events; the failure of our or a third-party partner’s information technology systems, breach of our information security, failure of our business continuity plan or the loss of the Internet; any failure to protect the confidentiality of client information; the current legislative and regulatory climate with regard to privacy and cybersecurity; cyber-attack(s), security breaches; the effects of credit deterioration and interest rate fluctuations on our invested asset portfolio and other assets; incorrectly valuing our investments; changes in accounting standards may impact how we record and report our financial condition and results of operations; the inability of our subsidiaries to pay dividends or make distributions; the current regulatory climate with regard to financial services and climate change; litigation and regulatory investigations and actions; a significant change in the competitive environment in which we operate; the loss of key personnel or sales force leaders; the efficiency and success of business initiatives to enhance our technology, products and services; inability to effectively execute our corporate strategy; and fluctuations in the market price of our common stock or Canadian currency exchange rates. These and other risks and uncertainties affecting us are more fully described in our filings with the Securities and Exchange Commission, which are available in the "Investor Relations" section of our website at https://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.

Primerica, Inc., headquartered in Duluth, GA, is a leading provider of financial products and services to middle-income households in North America. Independent licensed representatives educate Primerica clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance, which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties. We insured over 5.5 million lives and had approximately 3.0 million client investment accounts on December 31, 2024. Primerica, through its insurance company subsidiaries, was the #3 issuer of Term Life insurance coverage in the United States and Canada in 2024. Primerica stock is included in the S&P MidCap 400 and the Russell 1000 stock indices and is traded on The New York Stock Exchange under the symbol “PRI”.

Investor Contact:

Nicole Russell

470-564-6663
Email: Nicole.Russell@Primerica.com

Media Contact:

Susan Chana

404-229-8302

Email: Susan.Chana@Primerica.com

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31, 2025	December 31, 2024
	(In thousands)
Assets
Investments:
Fixed-maturity securities available-for-sale, at fair value	$3,076,471	$2,946,126
Fixed-maturity security held-to-maturity, at amortized cost	1,285,340	1,303,880
Equity securities, at fair value	27,029	27,144
Trading securities, at fair value	3,024	3,011
Policy loans and other invested assets	52,939	50,881
Total investments	4,444,803	4,331,042
Cash and cash equivalents	625,072	687,821
Accrued investment income	28,960	28,100
Reinsurance recoverables	2,722,544	2,744,165
Deferred policy acquisition costs, net	3,742,693	3,680,430
Agent balances, due premiums and other receivables	281,709	282,607
Intangible asset	45,275	45,275
Income taxes	126,929	122,664
Operating lease right-of-use assets	45,122	47,023
Other assets	407,805	403,608
Separate account assets	2,118,098	2,209,287
Total assets	$14,589,010	$14,582,022

Liabilities and stockholders' equity
Liabilities:
Future policy benefits	$6,637,937	$6,503,064
Unearned and advance premiums	17,474	15,606
Policy claims and other benefits payable	494,734	488,350
Other policyholders' funds	394,830	402,323
Note payable	594,713	594,512
Surplus note	1,285,032	1,303,556
Income taxes	115,706	115,611
Operating lease liabilities	52,907	55,478
Other liabilities	523,610	549,160
Payable under securities lending	97,560	86,034
Separate account liabilities	2,118,098	2,209,287
Total liabilities	$12,332,601	$12,322,981

Stockholders' equity

Common stock	331	334
Retained earnings	2,253,434	2,231,483
Accumulated other comprehensive income (loss), net of income tax:
Effect of change in discount rate assumptions on the liability for future policy benefits	171,599	224,833
Unrealized foreign currency translation gains (losses)	(35,191)	(34,767)
Net unrealized gains (losses) on available-for-sale securities	(133,764)	(162,842)
Total stockholders' equity	2,256,409	2,259,041
Total liabilities and stockholders' equity	$14,589,010	$14,582,022

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

	Three months ended March 31,
	2025	2024
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$858,845	$841,047
Ceded premiums	(410,521)	(409,764)
Net premiums	448,324	431,283
Commissions and fees	296,957	248,944
Net investment income	41,671	37,806
Investment gains (losses)	757	1,305
Other, net	17,134	16,612
Total revenues	804,843	735,950

Benefits and expenses:
Benefits and claims	174,862	166,321
Future policy benefits remeasurement (gain) loss	(3,273)	55
Amortization of deferred policy acquisition costs	78,550	72,049
Sales commissions	158,118	131,138
Insurance expenses	64,805	63,149
Insurance commissions	6,124	9,634
Interest expense	6,004	6,771
Other operating expenses	98,338	93,444
Total benefits and expenses	583,528	542,561
Income from continuing operations before income taxes	221,315	193,389
Income taxes from continuing operations	52,264	44,975
Income from continuing operations	169,051	148,414
Loss from discontinued operations, net of income tax	-	(10,510)
Net income	$169,051	$137,904

Basic earnings per share:
Continuing operations	$5.06	$4.24
Discontinued operations	-	(0.30)
Basic earnings per share	$5.06	$3.94

Diluted earnings per share:
Continuing operations	$5.05	$4.23
Discontinued operations	-	(0.30)
Diluted earnings per share	$5.05	$3.93

Weighted-average shares used in computing earnings per share:
Basic	33,292	34,883
Diluted	33,342	34,937

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated Adjusted Operating Results Reconciliation
(Unaudited)

	Three months ended March 31,
	2025	2024	% Change
	(In thousands, except per-share amounts)
Total revenues	$804,843	$735,950	9%
Less: Investment (losses) gains	757	1,305
Less: 10% deposit asset MTM included in NII	530	(137)
Adjusted operating revenues	$803,556	$734,782	9%

Income from continuing operations before income taxes	$221,315	$193,389	14%
Less: Investment (losses) gains	757	1,305
Less: 10% deposit asset MTM included in NII	530	(137)
Adjusted operating income before income taxes	$220,028	$192,221	14%

Income from continuing operations	$169,051	$148,414	14%
Less: Investment (losses) gains	757	1,305
Less: 10% deposit asset MTM included in NII	530	(137)
Less: Tax impact of preceding items	(304)	(269)
Adjusted net operating income	$168,068	$147,515	14%

Diluted earnings per share from continuing operations	$5.05	$4.23	19%
Less: Net after-tax impact of operating adjustments	0.03	0.03
Diluted adjusted operating earnings per share	$5.02	$4.20	20%

TERM LIFE INSURANCE SEGMENT
Adjusted Premiums Reconciliation
(Unaudited)

	Three months ended March 31,
	2025	2024	% Change
	(In thousands)
Direct premiums	$854,430	$836,321	2%
Less: Premiums ceded to IPO coinsurers	191,477	206,502
Adjusted direct premiums	662,953	629,819	5%

Ceded premiums	(409,334)	(408,558)
Less: Premiums ceded to IPO coinsurers	(191,477)	(206,502)
Other ceded premiums	(217,857)	(202,056)
Net premiums	$445,096	$427,763	4%

CORPORATE AND OTHER DISTRIBUTED PRODUCTS SEGMENT
Adjusted Operating Results Reconciliation
(Unaudited)

	Three months ended March 31,
	2025	2024	% Change
	(In thousands)
Total revenues	$56,190	$51,822	8%
Less: Investment gains (losses)	757	1,305
Less: 10% deposit asset MTM included in NII	530	(137)
Adjusted operating revenues	$54,903	$50,654	8%

Income (loss) before income taxes	$(6,741)	$(10,540)	36%
Less: Investment gains (losses)	757	1,305
Less: 10% deposit asset MTM included in NII	530	(137)
Adjusted operating income (loss) before income taxes	$(8,028)	$(11,708)	31%

PRIMERICA, INC. AND SUBSIDIARIES
Adjusted Stockholders' Equity Reconciliation
(Unaudited)

	March 31, 2025	December 31, 2024	% Change
	(In thousands)
Stockholders' equity	$2,256,409	$2,259,041	*
Less: Net unrealized gains (losses) on available-for-sale securities	(133,764)	(162,842)
Less: Effect of change in discount rate assumptions on the liability for future policy benefits	171,599	224,833
Adjusted stockholders' equity	$2,218,574	$2,197,050	*

* Not calculated or less than 1%